Exhibit 99.1
Heritage Commerce Corp Reports Net Income for Third Quarter 2010
Credit Quality Improves with a Reduction in Net Charge-offs and Loan Loss Provision
Bank Reports Strong Capital and Liquidity to Support Future Growth

San Jose, CA – October 26, 2010 – Heritage Commerce Corp (Nasdaq: HTBK), the holding company (“the Company”) for Heritage Bank of Commerce (“the Bank”), today reported third quarter 2010 net income of $651,000, compared to a net loss of $2.1 million in the third quarter a year ago, and a net loss of $54.1 million in the preceding quarter.  For the third quarter of 2010, a $2.1 million provision for loan losses, a $1.1 million write-down of loans held-for-sale, and an $887,000 loss on the sale of other loans, was partially offset by a $1.5 million gain on sale of securities. After accrued dividends on preferred stock, the Company reported net income allocable to common shareholders of $458,000, or $0.01 per average diluted common share, for the third quarter of 2010.  In the third quarter of 2009, the net loss allocable to common shareholders was $2.7 million, or ($0.23) per average diluted common share.  For the nine months ended September 30, 2010, the net loss allocable to common shareholders was $58.9 million, or ($4.67) per average diluted common share, which included a $43.2 million non-cash goodwill impairment charge in the second quarter of 2010.  For the nine months ended September 30, 2009, the net loss allocable to common shareholders was $13.2 million, or ($1.12) per average diluted common share.  The weighted average diluted common shares for the third quarter of 2010 and first nine months of 2010 were 31,830,372 and 12,623,743, respectively.

“Our return to profitability in the third quarter of 2010 reflects the hard work of our team to address the difficulties encountered due to the challenging economic environment of the past two years and the slow economic recovery now underway,” said Walter Kaczmarek, President and Chief Executive Officer.  “Our $75 million capital raise in the second quarter of 2010 and aggressive management of problem assets has resulted in strong capital and liquidity ratios, positioning us for future growth.”

“Total loans continued to decline during the third quarter of 2010 as we continued to reduce our real estate-based loans,” Mr. Kaczmarek continued.  “At the same time, momentum in core deposit growth continued, allowing us to reduce our reliance on wholesale funding sources.”

In the third quarter of 2010, the Company’s shareholders approved the issuance of common stock upon the conversion of the Series B Preferred Stock and the Series C Preferred Stock.  As a result of the shareholder approval, no cumulative dividends at the per annum rate of 20% will be paid on the Series B Preferred Stock and the Series C Preferred Stock.  Dividends and accretion on preferred stock decreased to $193,000 in the third quarter of 2010, compared to $1.0 million in the second quarter of 2010, due to $411,000 of accrued dividends in the second quarter of 2010 for the Series B Preferred Stock and the Series C Preferred Stock that will not have to be paid.

Third Quarter 2010 Highlights and Significant Events (at or for the period ending September 30, 2010)

◆
Capital ratios substantially exceed regulatory requirements for a well-capitalized financial institution, both at the holding company level and the bank level.  The leverage ratio at the holding company level was 14.17%, with a Tier 1 risk-based capital ratio of 18.83% and a total risk-based capital ratio of 20.10%.  Heritage Bank of Commerce reported a leverage ratio of 11.95%, a Tier 1 risk-based capital ratio of 15.89%, and a total risk-based capital ratio of 17.16%.

◆
After receiving shareholder approval in September 2010, the outstanding Series B preferred stock automatically converted into approximately 14.4 million shares of the Company’s common stock.  The Series C Preferred stock remains outstanding until converted to common stock upon the transfer of the Series C Preferred Stock in accordance with its terms.

◆
Cash, Federal funds sold, interest-bearing deposits in other financial institutions and securities available-for-sale increased 146% to $342.0 million at September 30, 2010, from $138.9 million a year ago and increased 36% from $250.7 million at June 30, 2010.

◆	The Company sold $25.7 million of investment securities for total gross proceeds of $27.2 million resulting in a $1.5 million gain on sale of securities for the third quarter of 2010.

◆	Asset quality statistics improved substantially reflecting the following metrics:

●
Nonperforming assets declined to $49.7 million, or 3.73% of total assets at September 30, 2010, from $58.2 million, or 4.26% of total assets a year earlier, and $60.1 million, or 4.61% of total assets at June 30, 2010.

●	Net charge-offs decreased 63% in the third quarter of 2010 to $3.5 million from $9.6 million in the third quarter a year ago, and decreased 81% from $18.4 million in the preceding quarter.

●	The provision for loan losses in the third quarter of 2010 was $2.1 million compared to $7.1 million in the third quarter of 2009 and $18.6 million in the second quarter of 2010.

●
The allowance for loan losses at September 30, 2010 totaled $25.3 million, or 2.85% of total loans, compared to $29.0 million, or 2.68% of total loans in the year ago quarter and $26.8 million, or 2.85% of total loans at June 30, 2010.

◆
During the third quarter of 2010, the sale of $11.2 million of the $17.1 million problem real estate loans held-for-sale resulted in net proceeds of $10.3 million, with a loss on sale of loans of $887,000.  The remaining $5.9 million of problem real estate loans held-for-sale were written down by an additional $1.1 million during the third quarter of 2010 to $4.8 million.  Problem real estate loans included commercial real estate loans of $1.2 million and land and construction loans of $3.6 million at September 30, 2010.

◆	Total deposits increased $27.7 million at September 30, 2010, compared to June 30, 2010.

◆	Brokered deposits decreased to $132.4 million at September 30, 2010, compared to $181.8 million at September 30, 2009, and $163.7 million at June 30, 2010.

◆
The net interest margin decreased 3 basis points to 3.59% in the third quarter of 2010, from 3.62% in the same quarter a year ago and declined 29 basis points from 3.88% in the second quarter of 2010.  The 29 basis point decline in the third quarter of 2010 compared to the previous quarter was primarily due to investment of proceeds from the second quarter of 2010 capital raise in short-term investments and deposits at the Federal Reserve Bank, partially offset by maturing higher-cost wholesale funding and a more cost-effective blend of core deposits.

Balance Sheet, Capital Management and Credit Quality

Heritage Commerce Corp’s total assets declined 3% to $1.33 billion at September 30, 2010, from $1.37 billion at September 30, 2009, and increased 2% from $1.30 billion at June 30, 2010.

The investment securities portfolio totaled $111.5 million at the end of the third quarter of 2010, an increase of 15% from $96.6 million a year ago. The portfolio decreased 22% from $142.2 million at June 30, 2010, primarily due to the sale of $25.7 million of securities available-for-sale during the third quarter of 2010, resulting in a gain of $1.5 million.  At September 30, 2010, the investment portfolio was comprised primarily of debt securities, mortgage-backed securities, and collateralized mortgage obligations, all of which were issued by U. S. Government sponsored entities.

During the second quarter of 2010, we strategically identified $31.0 million of problem loans for sale.  These loans were written down by $13.9 million to reflect the estimated proceeds from the sale, resulting in a net balance of $17.1 million which was transferred into the loans held-for-sale portfolio.  The following table shows the detail of the problem loans transferred to the loans held-for-sale portfolio at June 30, 2010:

	June 30, 2010
			Balance
	Balance		Transferred
PROBLEM LOANS TRANSFERRED TO LOANS HELD-FOR-SALE	Prior to	Amount	to Loans
(in 000's, unaudited)	Transfer	Charged-off	Held-for-Sale
Real estate-mortgage	$9,893	$(2,781)	$7,112
Real estate-land and construction	21,112	(11,145)	9,967
Total	$31,005	$(13,926)	$17,079

Of the $17.1 million loans held-for-sale at June 30, 2010, $11.2 million of loans were sold during the third quarter of 2010, which resulted in a loss on sale of other loans of $887,000.  The remaining $5.9 million of problem real estate loans held-for-sale were written down by an additional $1.1 million during the third quarter of 2010 to $4.8 million, after obtaining bids and broker indications on the sale of these loans.

“Loan demand continued to lag as businesses and consumers remained cautious in this economic environment,” said Mr. Kaczmarek. “We also continued to reduce our construction and land development loans and focus on improving asset quality.”  Loans, excluding loans held-for-sale, decreased 18% to $886.6 million at September 30, 2010, from $1.08 billion at September 30, 2009, and decreased 5% from $937.8 million at June 30, 2010.  The total loan portfolio remains well diversified with commercial and industrial loans accounting for 42% of the portfolio at September 30, 2010.  Commercial real estate loans accounted for 40% of the total loan portfolio at September 30, 2010, of which 57% were owner-occupied by businesses.  Land and construction loans continued to decrease, accounting for 10% of the portfolio at September 30, 2010, compared to 18% and 12% of the total loan portfolio at September 30, 2009 and June 30, 2010, respectively.  Consumer and home equity loans accounted for the remaining 8% of total loans at September 30, 2010.

“We worked diligently to manage credit risk,” added Mr. Kaczmarek.  “As a result, we have seen the provision for loan losses and charge-offs decline in the third quarter of 2010, reflecting an improvement in our overall credit quality.”  Nonperforming assets decreased to $49.7 million (including $4.6 million in loans held-for-sale), or 3.73% of total assets at September 30, 2010, compared to $58.2 million (none in loans held-for-sale), or 4.26% of total assets at September 30, 2009, and $60.1 million (including $9.8 million in loans held-for-sale), or 4.61% of total assets at June 30, 2010.  Excluding the loans held-for-sale, nonperforming assets were $45.1 million, or 3.39% of total assets at September 30, 2010, compared to $58.2 million, or 4.26% of total assets at September 30, 2009, and $50.3 million or 3.86% of total assets at June 30, 2010.  At September 30, 2010, 55% of the nonperforming assets were land and construction loans; 15% commercial and industrial loans; 13% commercial real estate loans; 9% SBA loans; 5% restructured and loans over 90 days past due and still accruing; 2% consumer and home equity loans; and 1% other real estate owned (“OREO”).  Total OREO was $657,000 at September 30, 2010, compared to $3.0 million a year ago, and $555,000 at June 30, 2010.

The allowance for loan losses at the end of the third quarter of 2010 was $25.3 million, or 2.85% of total loans and 51.62% of nonperforming loans, and represented 56.90% of nonperforming loans excluding nonaccrual loans in loans held-for-sale.  The allowance for loan losses for the comparable period in 2009 was $29.0 million, or 2.68% of total loans and 52.43% of nonperforming loans.  The allowance for loan losses at June 30, 2010, was $26.8 million, or 2.85% of total loans and 44.90% of nonperforming loans and represented 53.74% of nonperforming loans excluding nonaccrual loans in loans held-for-sale.

Deposits totaled $1.07 billion at September 30, 2010, compared to $1.12 billion at September 30, 2009 and $1.04 billion at June 30, 2010.  At September 30, 2010, brokered deposits were $132.4 million, compared to $181.8 million a year ago and $163.7 million at June 30, 2010.  Total deposits, excluding brokered deposits, were $932.7 million at September 30, 2010, compared to $934.6 million at September 2009 and $873.7 million at June 30, 2010, or a 7% increase in the third quarter of 2010 from the previous quarter.  “As our core deposits continue to increase, we will become much less dependent on the high cost of brokered certificates of deposits,” said Mr. Kaczmarek.

Tangible equity was $181.9 million at September 30, 2010, compared to $126.5 million a year ago, and $182.3 million at June 30, 2010.  The increase in tangible equity in the second and third quarters of 2010 from the third quarter of 2009 was due to the $75 million private placement in the second quarter of 2010.  Tangible book value per common share was $4.72 at September 30, 2010, compared to $7.47 a year ago, and $6.25 at June 30, 2010.  The decrease in tangible book value per common share in the third quarter of 2010 was primarily due to the conversion of the Series B Preferred Stock into approximately 14.4 million shares of common stock of the Company.

Operating Results

The net interest margin was 3.59% for the third quarter of 2010, a decrease of 3 basis points from 3.62% for the third quarter a year ago and down 29 basis points from 3.88% for the second quarter of 2010.  The 29 basis point decline in the third quarter of 2010 compared to the previous quarter was primarily due to investment of proceeds from the second quarter of 2010 capital raise in short-term investments and deposits at the Federal Reserve Bank, partially offset by maturing higher-cost wholesale funding and a more cost-effective blend of core deposits.  In the third quarter of 2010, the Company had $113 million of average balances deposited with the Federal Reserve Bank, compared to $27 million of average balances deposited with the Federal Reserve Bank in the second quarter of 2010.  The excess liquidity position was held to reduce high-cost brokered deposits as they mature.  In the fourth quarter of 2010, the Company has approximately $34 million in brokered deposits maturing.

Net interest income decreased to $10.8 million in the third quarter of 2010 from $11.6 million in the third quarter of 2009 and $11.4 million in the second quarter of 2010.  Net interest income decreased to $33.6 million for the nine months ended September 30, 2010,  from $34.5 million for the same period a year ago.  The decrease in net interest income in the third quarter and first nine months of 2010 was primarily the result of decreases in both the average loan balances and net interest margin, partially offset by a reduction in the rate paid on interest-bearing liabilities.

The provision for loan losses of $2.1 million for the third quarter of 2010 was substantially less than the $7.1 million provision for loan losses reported in the third quarter of 2009, and the $18.6 million provision for loan losses reported in the second quarter this year.  For the nine months ended September 30, 2010, the provision for loan losses totaled $25.8 million compared to $28.3 million for the same period a year ago.

Noninterest income was $2.7 million for the third quarter of 2010, compared to $2.4 million for the third quarter of 2009 and $1.9 million for the second quarter of 2010.  In the first nine months of 2010, noninterest income was $6.3 million, compared to $5.6 million in the first nine months a year ago.   The increase in noninterest income in the third quarter and first nine months of 2010 was primarily due to a $1.5 million gain on sale of securities, partially offset by the $887,000 loss on sale of other loans.

Noninterest expense was $11.2 million for the third quarter of 2010, compared to $10.7 million for the third quarter of 2009 and $11.4 million, excluding the $43.2 impairment of goodwill, for the second quarter of 2010.  In the first nine months of 2010, noninterest expense was $34.8 million, excluding the $43.2 impairment of goodwill, compared to $34.2 million in the first nine months a year ago.  Noninterest expense for the third quarter of 2010 and first nine months of 2010 included the $1.1 million write-down of loans held-for-sale.  Salaries and benefits declined to $16.6 million for the first nine months of 2010, compared to $17.8 million for the same period a year ago, primarily due to lower full-time equivalent employees.  FDIC deposit insurance premiums were $3.1 million in the first nine months of 2010, compared to $2.5 million for the same period in 2009.  Professional fees were $3.2 million in the first nine months of 2010, compared to $2.8 million for the same period in 2009, primarily due to additional costs incurred for loan workouts.

The income tax benefit for the quarter ended September 30, 2010 was $398,000, as compared to an income tax benefit of $1.8 million in the third quarter a year ago, and an income tax benefit of $5.8 million in the second quarter of 2010.  The second quarter of 2010 income tax benefit included $3.7 million of income tax expense to establish a partial valuation allowance on the Company’s net deferred tax asset.  The negative effective income tax rates are due to the loss before income taxes for the first nine months of 2010 and 2009. The difference in the effective tax rate compared to the combined Federal and state statutory tax rate of 42% is primarily the result of the Company’s investment in life insurance policies whose earnings are not subject to taxes, and tax credits related to investments in low income housing limited partnerships.

Heritage Commerce Corp’s efficiency ratio was 82.96% in the third quarter of 2010, compared to 76.89% in the third quarter a year ago and 85.46% in the second quarter of 2010, excluding the $43.2 million impairment of goodwill.  The efficiency ratio for the first nine months of 2010 increased to 87.22%, excluding the $43.2 million impairment of goodwill, from 85.38% a year ago.  The efficiency ratio increased in 2010 primarily due to a decrease in net interest income from lower loan balances and a lower net interest margin, and an increase in noninterest expense primarily a result of the write-down of loans held-for-sale, increase in FDIC insurance premiums and professional fees, which was partially offset by the $1.5 million gain on sale of securities.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with full-service branches in Los Gatos, Fremont, Danville, Pleasanton, Walnut Creek, Morgan Hill, Gilroy, Mountain View, and Los Altos.  Heritage Bank of Commerce is an SBA Preferred Lender with additional Loan Production Offices in Sacramento, Oakland and Santa Rosa, California.  For more information, please visit www.heritagecommercecorp.com.

Forward Looking Statement Disclaimer

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.  The forward-looking statements could be affected by many factors, including but not limited to: (1) our ability to attract new deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers; (3) risks associated with concentrations in real estate related loans; (4) increasing levels of classified assets, including nonperforming assets, which could adversely affect our earnings and liquidity; (5) market interest rate volatility; (6) stability of funding sources and continued availability of borrowings; (7) changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth and constrain our activities, including the terms of our written agreement entered into with the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions; (8) changes in accounting standards and interpretations; (9) our ability to raise capital or incur debt on reasonable terms; (10) regulatory limits on the Heritage Bank of Commerce’s ability to pay dividends to the Company; (11) effectiveness of the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and other legislative and regulatory efforts to help stabilize the U.S. financial markets; (12) future legislative or administrative changes to the U.S. Treasury Capital Purchase Program enacted under the Emergency Economic Stabilization Act of 2008; (13) the impact of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 and related rules and regulations on our business operations and competitiveness, including the impact of executive compensation restrictions, which may affect our ability to retain and recruit executives in competition with other firms who do not operate under those restrictions; (14) the impact of the Dodd-Frank Wall Street Consumer Protection Act signed by President Obama on July 21, 2010, and (15) our success in managing the risks involved in the foregoing items.  For a discussion of factors which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.
Member FDIC

	For the Three Months Ended:			Percent Change From:		For the Nine Months Ended:
CONSOLIDATED STATEMENTS OF OPERATIONS	September 30,	June 30,	September 30,	June 30,	September 30,	September 30,	September 30,	Percent
(in $000's, unaudited)	2010	2010	2009	2010	2009	2010	2009	Change
Interest income	$13,361	$14,212	$15,495	-6%	-14%	$41,920	$47,351	-11%
Interest expense	2,530	2,784	3,872	-9%	-35%	8,292	12,888	-36%
Net interest income	10,831	11,428	11,623	-5%	-7%	33,628	34,463	-2%
Provision for loan losses	2,058	18,600	7,129	-89%	-71%	25,754	28,253	-9%
Net interest income (loss) after provision for loan losses	8,773	(7,172)	4,494	222%	95%	7,874	6,210	27%
Noninterest income:
Gain on sale of securities	1,492	-	-	N/A	N/A	1,492	-	N/A
Service charges and other fees on deposit accounts	536	579	557	-7%	-4%	1,664	1,665	0%
Servicing income	442	425	382	4%	16%	1,288	1,210	6%
Gain on sale of SBA loans	429	163	643	163%	-33%	707	643	10%
Loss on sale of other loans	(887)	-	-	N/A	N/A	(887)	-	N/A
Increase in cash surrender value of life insurance	428	413	420	4%	2%	1,249	1,248	0%
Other	288	298	348	-3%	-17%	777	808	-4%
Total noninterest income	2,728	1,878	2,350	45%	16%	6,290	5,574	13%

Noninterest expense:
Salaries and employee benefits	5,272	5,491	5,730	-4%	-8%	16,645	17,831	-7%
Occupancy and equipment	1,081	983	1,005	10%	8%	3,023	2,893	4%
Writedown of loans held-for-sale	1,080	-	-	N/A	N/A	1,080	-	N/A
FDIC deposit insurance premiums	849	1,019	598	-17%	42%	3,059	2,490	23%
Professional fees	780	1,144	691	-32%	13%	3,202	2,833	13%
Impairment of goodwill	-	43,181	-	-100%	N/A	43,181	-	N/A
Other	2,186	2,734	2,720	-20%	-20%	7,808	8,138	-4%
Total noninterest expense	11,248	54,552	10,744	-79%	5%	77,998	34,185	128%
Income (loss) before income taxes	253	(59,846)	(3,900)	100%	106%	(63,834)	(22,401)	-185%
Income tax expense (benefit)	(398)	(5,753)	(1,824)	93%	78%	(6,272)	(10,990)	43%
Net income (loss)	$651	$(54,093)	$(2,076)	101%	131%	$(57,562)	$(11,411)	-404%
Dividends and discount accretion on preferred stock	(193)	(1,009)	(599)	-81%	-68%	(1,381)	(1,776)	-22%
Net income (loss) allocable to common shareholders	$458	$(55,102)	$(2,675)	101%	117%	$(58,943)	$(13,187)	-347%

PER COMMON SHARE DATA
(unaudited)
Basic earnings (loss) per share	$0.01	$(4.66)	$(0.23)	100%	104%	$(4.67)	$(1.12)	-317%
Diluted earnings (loss) per share	$0.01	$(4.66)	$(0.23)	100%	104%	$(4.67)	$(1.12)	-317%
Common shares outstanding at period-end	26,233,001	11,820,509	11,820,509	122%	122%	26,233,001	11,820,509	122%
Book value per share	$4.84	$6.53	$11.44	-26%	-58%	$4.84	$11.44	-58%
Tangible book value per share	$4.72	$6.25	$7.47	-24%	-37%	$4.72	$7.47	-37%

KEY FINANCIAL RATIOS
(unaudited)
Annualized return (loss) on average equity	1.38%	-121.78%	-4.67%	101%	130%	-42.78%	-8.43%	-407%
Annualized return (loss) on average tangible equity	1.40%	-164.27%	-6.38%	101%	122%	-51.99%	-11.40%	-356%
Annualized return (loss) on average assets	0.20%	-16.28%	-0.58%	101%	134%	-5.76%	-1.05%	-449%
Annualized return (loss) on average tangible assets	0.20%	-16.86%	-0.60%	101%	133%	-5.90%	-1.09%	-441%
Net interest margin	3.59%	3.88%	3.62%	-7%	-1%	3.76%	3.51%	7%
Efficiency ratio, excluding impairment of goodwill	82.96%	85.46%	76.89%	-3%	8%	87.22%	85.38%	2%

AVERAGE BALANCES
(in $000's, unaudited)
Average assets	$1,322,259	$1,332,927	$1,411,954	-1%	-6%	$1,336,269	$1,450,959	-8%
Average tangible assets	$1,319,010	$1,286,839	$1,364,926	3%	-3%	$1,304,411	$1,403,771	-7%
Average earning assets	$1,195,959	$1,181,932	$1,272,341	1%	-6%	$1,194,220	$1,314,599	-9%
Average loans held-for-sale	$24,696	$11,407	$17,596	116%	40%	$16,052	$6,005	167%
Average total loans	$912,221	$991,580	$1,131,654	-8%	-19%	$984,739	$1,191,034	-17%
Average deposits	$1,056,905	$1,070,704	$1,153,103	-1%	-8%	$1,067,186	$1,155,586	-8%
Average demand deposits - noninterest bearing	$266,190	$258,902	$267,528	3%	-1%	$259,879	$258,725	0%
Average interest bearing deposits	$790,715	$811,802	$885,575	-3%	-11%	$807,307	$896,861	-10%
Average interest bearing liabilities	$835,681	$860,897	$937,212	-3%	-11%	$860,986	$981,581	-12%
Average equity	$187,594	$178,167	$176,198	5%	6%	$179,900	$180,975	-1%
Average tangible equity	$184,345	$132,079	$129,170	40%	43%	$148,042	$133,787	11%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	September 30,	June 30,	September 30,	June 30,	September 30,
(in $000's, unaudited)	2010	2010	2009	2010	2009
ASSETS
Cash and due from banks	$230,365	$108,310	$42,105	113%	447%
Federal funds sold	100	100	150	0%	-33%
Interest-bearing deposits in other financial institutions	90	90	-	0%	N/A
Securities available-for-sale, at fair value	111,459	142,212	96,618	-22%	15%
Loans held-for-sale, including deferred costs - SBA	7,967	12,291	21,976	-35%	-64%
Loans held-for-sale, including deferred costs - Other	4,788	17,079	-	-72%	N/A
Loans:
Commercial	370,939	388,471	414,441	-5%	-10%
Real estate-mortgage	353,565	373,000	405,486	-5%	-13%
Real estate-land and construction	91,706	110,194	197,374	-17%	-54%
Home equity	53,772	52,419	51,768	3%	4%
Consumer	15,793	12,837	11,476	23%	38%
Loans	885,775	936,921	1,080,545	-5%	-18%
Deferred loan costs, net	841	852	1,023	-1%	-18%
Total loans, including deferred costs	886,616	937,773	1,081,568	-5%	-18%
Allowance for loan losses	(25,290)	(26,753)	(28,976)	-5%	-13%
Loans, net	861,326	911,020	1,052,592	-5%	-18%
Company owned life insurance	43,255	42,827	41,897	1%	3%
Premises & equipment, net	8,577	8,726	9,182	-2%	-7%
Goodwill	-	-	43,181	N/A	-100%
Intangible assets	3,158	3,302	3,750	-4%	-16%
Accrued interest receivable and other assets	59,785	57,803	56,159	3%	6%
Total assets	$1,330,870	$1,303,760	$1,367,610	2%	-3%

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, noninterest bearing	$269,482	$249,017	$250,515	8%	8%
Demand, interest-bearing	156,912	153,173	139,919	2%	12%
Savings and money market	318,221	281,619	324,611	13%	-2%
Time deposits - under $100	38,909	38,201	43,559	2%	-11%
Time deposits - $100 and Over	132,862	133,443	134,533	0%	-1%
Time deposits - CDARS	16,297	18,240	41,418	-11%	-61%
Time deposits - brokered	132,435	163,732	181,819	-19%	-27%
Total deposits	1,065,118	1,037,425	1,116,374	3%	-5%
Securities sold under agreement to repurchase	15,000	20,000	25,000	-25%	-40%
Short-term borrowings	4,315	3,992	-	8%	N/A
Subordinated debt	23,702	23,702	23,702	0%	0%
Accrued interest payable and other liabilities	37,635	32,997	29,111	14%	29%
Total liabilities	1,145,770	1,118,116	1,194,187	2%	-4%

Shareholders' Equity:
Series A preferred stock, net	38,524	38,431	38,159	0%	1%
Series B preferred stock, net	-	50,385	-	-100%	N/A
Series C preferred stock, net	19,538	19,599	-	0%	N/A
Common stock	131,329	80,810	79,884	63%	64%
Retained earnings / (Accumulated deficit)	(2,965)	(3,012)	57,563	2%	-105%
Accumulated other comprehensive loss	(1,326)	(569)	(2,183)	-133%	39%
Total shareholders' equity	185,100	185,644	173,423	0%	7%
Total liabilities and shareholders' equity	$1,330,870	$1,303,760	$1,367,610	2%	-3%

	End of Period:			Percent Change From:
	September 30,	June 30,	September 30,	June 30,	September 30,
	2010	2010	2009	2010	2009
CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual loans - loans held-for-sale	$4,552	$9,806	$-	-54%	N/A
Nonaccrual loans	41,757	47,263	55,120	-12%	-24%
Restructured and loans over 90 days past due and still accruing	2,687	2,516	144	7%	1766%
Total nonperforming loans	48,996	59,585	55,264	-18%	-11%
Other real estate owned	657	555	2,973	18%	-78%
Total nonperforming assets	$49,653	$60,140	$58,237	-17%	-15%
Net charge-offs	$3,521	$18,374	$9,551	-81%	-63%
Allowance for loan losses to total loans	2.85%	2.85%	2.68%	0%	6%
Allowance for loan losses to total nonperforming loans	51.62%	44.90%	52.43%	15%	-2%
Allowance for loan losses to total nonperforming loans,
excluding nonaccrual loans - loans held-for-sale	56.90%	53.74%	52.43%	6%	9%
Nonperforming assets to total assets	3.73%	4.61%	4.26%	-19%	-12%
Nonperforming loans to total loans plus
nonaccrual loans - loans held-for-sale	5.50%	6.29%	5.11%	-13%	8%

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Heritage Commerce Corp:
Tangible equity	$181,942	$182,342	$126,492	0%	44%
Tangible common equity	$123,880	$73,927	$88,333	68%	40%
Shareholders' equity / total assets	13.91%	14.24%	12.68%	-2%	10%
Tangible equity / tangible assets	13.70%	14.02%	9.58%	-2%	43%
Tangible common equity / tangible assets	9.33%	5.68%	6.69%	64%	39%
Loan to deposit ratio	83.24%	90.39%	96.88%	-8%	-14%
Noninterest bearing deposits / total deposits	25.30%	24.00%	22.44%	5%	13%
Total risk-based capital ratio	20.10%	18.66%	12.82%	8%	57%
Tier 1 risk-based capital ratio	18.83%	10.73%	11.55%	75%	63%
Leverage ratio	14.17%	8.65%	10.08%	64%	41%

Heritage Bank of Commerce:
Total risk-based capital ratio	17.16%	15.75%	12.51%	9%	37%
Tier 1 risk-based capital ratio	15.89%	14.49%	11.24%	10%	41%
Leverage ratio	11.95%	11.68%	9.82%	2%	22%

	For the Three Months Ended			For the Three Months Ended
	September 30, 2010			September 30, 2009
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
NET INTEREST INCOME AND NET INTEREST MARGIN	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands, unaudited)
Assets:
Loans, gross*	$936,917	$12,041	5.10%	$1,149,250	$14,727	5.08%
Securities	146,061	1,247	3.39%	100,439	754	2.98%
Federal funds sold	100	-	0.00%	21,347	14	0.26%
Interest-bearing deposits in other financial institutions	112,881	73	0.26%	1,305	-	0.00%
Total interest earning assets	1,195,959	13,361	4.43%	1,272,341	15,495	4.83%
Cash and due from banks	44,904			24,665
Premises and equipment, net	8,677			9,276
Goodwill and other intangible assets	3,249			47,028
Other assets	69,470			58,644
Total assets	$1,322,259			$1,411,954

Liabilities and shareholders' equity:
Deposits:
Demand, interest-bearing	$157,501	87	0.22%	$133,301	74	0.22%
Savings and money market	290,711	343	0.47%	332,922	589	0.70%
Time deposits - under $100	38,316	125	1.29%	43,527	240	2.19%
Time deposits - $100 and Over	135,204	470	1.38%	141,401	646	1.81%
Time deposits - CDARS	17,624	32	0.72%	37,048	103	1.10%
Time deposits - brokered	151,359	872	2.29%	197,376	1,576	3.17%
Subordinated debt	23,702	473	7.92%	23,702	476	7.97%
Securities sold under agreement to repurchase	17,663	97	2.18%	27,663	168	2.41%
Short-term borrowings	3,601	31	3.42%	272	-	0.00%
Total interest bearing liabilities	835,681	2,530	1.20%	937,212	3,872	1.64%
Demand, noninterest bearing	266,190			267,528
Other liabilities	32,794			31,016
Total liabilities	1,134,665			1,235,756
Shareholders' equity	187,594			176,198
Total liabilities and shareholders' equity	$1,322,259			$1,411,954

Net interest income / margin		$10,831	3.59%		$11,623	3.62%

	For the Nine Months Ended			For the Nine Months Ended
	September 30, 2010			September 30, 2009
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands, unaudited)
Assets:
Loans, gross*	$1,000,791	$37,952	5.07%	$1,197,039	$44,619	4.98%
Securities	140,843	3,869	3.67%	105,886	2,711	3.42%
Federal funds sold	101	-	0.00%	11,130	21	0.25%
Interest-bearing deposits in other financial institutions	52,485	99	0.25%	544	-	0.00%
Total interest earning assets	1,194,220	41,920	4.69%	1,314,599	47,351	4.82%
Cash and due from banks	33,981			24,138
Premises and equipment, net	8,818			9,374
Goodwill and other intangible assets	31,858			47,188
Other assets	67,392			55,660
Total assets	$1,336,269			$1,450,959

Liabilities and shareholders' equity:
Deposits:
Demand, interest-bearing	$152,505	256	0.22%	$134,576	252	0.25%
Savings and money market	295,617	1,105	0.50%	342,156	2,043	0.80%
Time deposits - under $100	38,794	407	1.40%	44,740	794	2.37%
Time deposits - $100 and Over	133,223	1,438	1.44%	162,601	2,239	1.84%
Time deposits - CDARS	18,609	133	0.96%	20,096	192	1.28%
Time deposits - brokered	168,559	3,112	2.47%	192,692	5,132	3.56%
Subordinated debt	23,702	1,407	7.94%	23,702	1,463	8.25%
Securities sold under agreement to repurchase	20,110	341	2.27%	30,110	638	2.83%
Note payable	-	-	N/A	3,388	82	3.24%
Short-term borrowings	9,867	93	1.26%	27,520	53	0.26%
Total interest bearing liabilities	860,986	8,292	1.29%	981,581	12,888	1.76%
Demand, noninterest bearing	259,879			258,725
Other liabilities	35,504			29,678
Total liabilities	1,156,369			1,269,984
Shareholders' equity	179,900			180,975
Total liabilities and shareholders' equity	$1,336,269			$1,450,959

Net interest income / margin		$33,628	3.76%		$34,463	3.51%

*Includes loans held-for-sale. Yield amounts earned on loans include loan fees and costs. Nonaccrual loans are included in average balance.